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                                                         Exhibit 12.2



          UAL Corporation and Subsidiary Companies

      Computation of Ratio of Earnings to Fixed Charges

          and Preferred Stock Dividend Requirements

                                                 Nine Months Ended
                                                    September 30
                                                  1998        1997
                                                  ----        ----
                                                    (In Millions)
Earnings:

  Earnings before income taxes                  $1,173      $1,472
  Fixed charges, from below                        858         823
  Undistributed earnings of affiliates             (53)        (20)
  Interest capitalized                             (82)        (75)
                                                 -----       -----
       Earnings                                 $1,896      $2,200
                                                 =====       =====

Fixed charges:

   Interest expense                             $  265      $  213
   Preferred stock dividend requirements           127          95
   Portion of rental expense
     representative of the interest factor         466         515
                                                 -----       -----
   Fixed charges                                $  858      $  823
                                                 =====       =====

Ratio of earnings to fixed charges                2.21        2.67
                                                 =====       =====

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